Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-54047 on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights of Morgan Stanley Select Dimensions Investment Series (the “Fund”), comprised of the Money Market Portfolio, Flexible Income Portfolio, Global Infrastructure Portfolio, Growth Portfolio (formerly the Capital Growth Portfolio), Focus Growth Portfolio, Multi Cap Growth Portfolio (formerly the Capital Opportunities Portfolio), and Mid Cap Growth Portfolio, appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2010, and to the references to us on the cover page of the Statement of Additional Information and under the captions “Financial Highlights” in the Prospectuses and “Other Service Providers - Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
April 8, 2011